NORTHEAST BANCORP AND SUBSIDIARIES
   Exhibit 11.  Statement Regarding Computation of Per Share Earnings

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                                    Three Months Ended     Three Months Ended
                                    September 30, 1997     September 30, 1996
                                    __________________     __________________

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EQUIVALENT SHARES:

Average Shares Outstanding                 1,290,800              1,231,294

Total Equivalent Shares                    1,290,800              1,231,294
Total Primary Shares                       1,376,623              1,330,400
Total Fully Diluted Shares                 1,623,733              1,565,531


Net Income                           $       552,841        $       184,261
Less Preferred Stock Dividend                 34,999                 34,999
                                    __________________      _________________
Net Income after Preferred Dividend $        517,842        $       149,262
                                    ==================      =================

Primary Earnings Per Share          $           0.38        $          0.11
Fully Diluted Earnings Per Share    $           0.34        $          0.11


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